Exhibit 3.3

FIRST CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GASTAR EXPLORATION INC.

July 24, 2017

Gastar Exploration Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing an amendment of the Amended and Restated Certificate of Incorporation of the Corporation declaring such amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof.

SECOND: That thereafter, the annual meeting of the stockholders of the Corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That Section 1 of Article 4 of the Amended and Restated Certificate of Incorporation, as amended, is hereby deleted in its entirety and is hereby replaced with the following:

“Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The Corporation shall have authority to issue 800,000,000 shares of common stock, $0.001 par value (the “Common Stock”), and 40,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).”

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by J. Russell Porter, the President and Chief Executive Officer as of the date first written above.

GASTAR EXPLORATION INC.

By:	/s/ J. Russell Porter
Name: J. Russell Porter
Title: President and Chief Executive Officer

Signature Page to

First Certificate of Amendment of

Amended and Restated Certificate of Incorporation of

Gastar Exploration Inc.